Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of February 3, 2023 (the “Effective Date”), is entered into by and among Kirby Corporation, a Nevada corporation (the “Company”), and the entities and persons listed on Exhibit A hereto (collectively with each of their Affiliates and Associates, the “JCP Parties”). The Company and the JCP Parties are collectively referred to herein as the “Parties,” and each of the Company and the collective JCP Parties, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 15 herein.

WHEREAS, as of the Effective Date, the JCP Parties beneficially own an aggregate of 625,494 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”); and

WHEREAS, the Company and the JCP Parties have engaged constructively on certain matters relating to the Company’s business and have mutually determined to reflect their agreements on matters relating to the election of members of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Board Composition and Other Company Matters.
(a)
The Company and the JCP Parties agree as follows:
(i)
The Board, and all applicable committees of the Board, shall take all necessary actions to increase the size of the Board by one (1) member and appoint Rocky B. Dewbre (the “New Director”) to serve as a Class II director of the Company, effective no later than five (5) days after the Effective Date (such date, the “Appointment Date”).
(ii)
The term of the New Director shall begin on the Appointment Date and expire at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) or at such time when the New Director’s successor is duly elected or appointed in accordance with the Bylaws and applicable law.
(b)
Board Policies and Procedures. Each Party acknowledges that all directors, upon appointment or election to the Board, as the case may be, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, the Company’s Business Ethics Guidelines and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon appointment to the Board, the New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.
(c)
Replacement Rights. If, from the Effective Date until the Termination Date, the New Director is unable to serve as a director for any reason, the Company agrees that the ESG and Nominating Committee of the Board will consider in good faith consistent with its fiduciary duties an alternative individual proposed by the JCP Parties for appointment to the Board (a “Replacement”), provided, that any such alternative individual (i) qualifies as “independent” pursuant to The New York Stock Exchange listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading) and Securities and Exchange Commission (the “SEC”) rules and regulations and (ii) has the relevant financial and business experience to fill the resulting vacancy. In the event the Board does not approve a person recommended by the JCP Parties as a replacement director (it being acknowledged that the Board shall not unreasonably withhold its approval), the JCP Parties shall have the right to recommend to the Board additional alternative candidates. Upon such alternative individual’s appointment to the Board, all references to “New Director” in this Agreement shall hereafter be deemed to refer to such individual.
2.
Withdrawal of Proxy Contest and Related Matters.
(a)
Concurrently with and effective upon the execution of this Agreement, the JCP Parties shall irrevocably withdraw or cause the irrevocable withdrawal of their notice submitted to the Company on January 25, 2023 (the “Stockholder Nomination”) regarding their intent to nominate two (2) candidates to the Board and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and shall not take any further action in connection with the solicitation of proxies in connection with the Stockholder Nomination (other than in connection with such withdrawal or Section 9 hereof).
(b)
No later than two (2) business days after the Effective Date, each JCP Party agrees to take all necessary actions to irrevocably cease any and all solicitation and other activities in connection with the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) (it being understood and agreed that the JCP Parties are required to vote their shares of Common Stock beneficially owned as of the record date with respect to the 2023 Annual Meeting, subject to the provisions of this Agreement).
3.
Voting. From the Effective Date until the Termination Date (the “Standstill Period”), each JCP Party agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote all Voting Securities beneficially owned by it in accordance with the Board’s recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than as related to the election, removal or replacement of directors), each JCP Party shall be permitted to vote in accordance with ISS’s recommendation; provided, further that each JCP Party shall be permitted to vote in his or its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction.
4.
Mutual Non-Disparagement.
(a)
Until the Termination Date, each JCP Party agrees that neither it nor any of its Affiliates or Associates shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company or its Affiliates or Associates or is otherwise critical, negative towards or derogatory of the Company or its Affiliates or Associates.
(b)
Until the Termination Date, neither the Company nor any of its Affiliates or Associates shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of any JCP Party or his or its Affiliates or Associates or is otherwise critical, negative towards or derogatory of any JCP Party or his or its Affiliates or Associates.
(c)
Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto); provided, that such Party must, to the extent legally permissible, provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by this Section 4, and reasonably consider any comments of such other Parties.

(d)
The limitations set forth in Sections 4(a) or (b), as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 4(a) or (b), as applicable, if such statement by the other Party was made in breach of this Agreement.
5.
Standstill.
(a)
During the Standstill Period, each JCP Party agrees that it shall not, and shall cause its Affiliates and Associates not to, directly or indirectly:
(i)
submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;
(ii)
make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control of the Company; it being understood that the foregoing shall not prohibit a JCP Party or its Affiliates or Associates from (i) acquiring Voting Securities, (ii) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (iii) voting on any such transaction in accordance with Section 3;
(iii)
engage in, or knowingly assist in the engagement in (including, but not limited to, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a‑1 of Regulation 14A, respectively, under Exchange Act, to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter;
(iv)
advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter or in connection with an Extraordinary Transaction;
(v)
other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by a JCP Party to any Third Party with a known history of activism or known plans to engage in activism;
(vi)
take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or the management of the Company, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 1 or Section 3);
(vii)
communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);
(viii)
call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;
(ix)
deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the JCP Parties that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);
(x)
seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors, except as set forth in Section 1;
(xi)
form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a “group” that consists solely of all or some of the JCP Parties or any of their respective Affiliates or Associates);
(xii)
demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Nevada providing for stockholder access to books and records (including lists of stockholders) of the Company;
(xiii)
acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Common Stock if in any such case, immediately after the taking of such action, the JCP Parties and their respective Affiliates and Associates would, in the aggregate, collectively beneficially own shares of Common Stock that would exceed four-and-a-half times (4.5x) the percentage of the Company’s outstanding Common Stock represented by the JCP Parties’ aggregate beneficial ownership set forth on Exhibit A;
(xiv)
institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 5 or otherwise take any action challenging the validity or enforceability of any provisions of this Section 5; provided, however, that the foregoing shall not prohibit the JCP Parties from (A) filing counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the JCP Parties or (B) exercising statutory appraisal rights;
(xv)
make any request or submit any proposal to amend or waive the terms of this Section 5 other than through nonpublic communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or
(xvi)
enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the JCP Party is prohibited from taking pursuant to this Section 5, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.
(b)
Notwithstanding anything to the contrary contained in Section 5(a) or elsewhere in this Agreement, a JCP Party shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such JCP Party, provided that a breach by such JCP Party of this Agreement is not the cause of the applicable requirement; or (C) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement.
(c)
The provisions of Section 5(a) shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders and the Company Policies (it being understood and agreed that a JCP Party shall not take any actions to indirectly violate any provision of Section 5(a)). The provisions of Section 5(a) shall also not prevent a JCP Party from freely voting his or its shares of Common Stock (except as otherwise provided in Section 3).
(d)
Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Director) under applicable law in his or her capacity as such. Without limitation to the foregoing, the New Director shall have the exact same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.
6.
Representations and Warranties of the Company. The Company represents and warrants to the JCP Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
7.
Representations and Warranties of the JCP Parties. Each JCP Party represents and warrants to the Company solely for and on behalf of itself that (a) as of the date hereof, such JCP Party beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates of any JCP Parties that that own securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such JCP Party, and constitutes a valid and binding obligation and agreement of such JCP Party, enforceable against such JCP Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the signatory for such JCP Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable JCP Party associated with that signatory’s name, and to bind such JCP Party to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by such JCP Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) no JCP Party shall seek, and each JCP Party acknowledges that it does not have the right to receive, confidential information concerning the Company from the New Director (or any Replacement), and (f) such JCP Party is not and will not become party to any agreement, arrangement or understanding (whether written or oral) with the New Director (or any Replacement) with respect to his service as a director on the Board.
8.
No Other Discussions or Arrangements. Each of the JCP Parties represents and warrants that, as of the Effective Date, except as specifically disclosed to the Company in writing prior to the Effective Date, (a) none of the JCP Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the JCP Parties have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.
9.
Press Release and SEC Filings.
(a)
Promptly following the execution of this Agreement, the Company shall issue a press release in substantially the form attached hereto as Exhibit B (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the JCP Parties shall make or cause to be made, and the Company and the JCP Parties shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.
(b)
The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide each of the JCP Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the JCP Parties.
10.
Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the date that is the earlier of (a) thirty (30) days prior to the deadline under the Bylaws for director nominations and stockholder proposals for the 2024 Annual Meeting and (b) one hundred and twenty (120) days prior to the first anniversary of the 2023 Annual Meeting (such date, the “Termination Date”); provided, however, that (c) the JCP Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under Section 1 of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt of notice by the Company from the JCP Parties specifying the material breach, or, if impossible to cure within fifteen (15) days that the Company has not taken substantive action to cure within such fifteen (15) day notice period, provided that none of the JCP Parties are in breach of this Agreement at the time such notice is given nor at any time prior to the end of the notice period. Notwithstanding the foregoing, the provisions of Section 10 through Section 22 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.
11.
Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse the JCP Parties for their reasonable and documented out-of-pocket fees and expenses incurred by the JCP Parties in connection with the 2023 Annual Meeting and the subject matter of this Agreement, including, but not limited to the negotiation and execution of this Agreement and the transactions contemplated hereby, provided that such reimbursement shall not exceed $175,000 in the aggregate.
12.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of New York. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the District Courts of the State of New York sitting in the county of New York, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the Southern District of New York or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other New York state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 16 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.
13.
Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
14.
Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 14 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.
15.
Certain Definitions. As used in this Agreement:
(a)
“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date; provided, however, that the term “Affiliate” shall not include any publicly-traded portfolio company of the JCP Parties; provided, further, that, for purposes of this Agreement, no JCP Party shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any JCP Party;
(b)
“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;
(c)
“beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(d)
“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any

Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;
(e)
“Bylaws” shall mean the Amended and Restated Bylaws of the Company, adopted as of October 25, 2022, and as may be further amended, corrected, or amended and restated from time to time;
(f)
“Certificate of Incorporation” shall mean the Restated Articles of Incorporation of the Company, dated March 23, 1976, as amended, and as may be further amended, corrected, or amended and restated from time to time;
(g)
a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;
(h)
“Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;
(i)
“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;
(j)
“Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees;
(k)
“Third Party” shall mean any person that is not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of any Party; and
(l)
“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.
16.
Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 16 (or to such other address that may be designated by a Party from time to time in accordance with this Section 16).

If to the Company, to its address at:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007
Attention: General Counsel
Email: XXXX@XXXXXX.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: Daniel J. Cerqueira
Email: XXXX@XXXXXX.com

If to a JCP Party, to the address at:

JCP Investment Management, LLC
1177 West Loop South, Suite 1320
Houston, Texas 77027
Attention: James C. Pappas
Email: XXXX@XXXXXX.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Ryan Nebel

Bachar Mahmoud
Email: XXXX@XXXXXX.com

XXXX@XXXXXX.com

17.
Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.
18.
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
19.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
20.
Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 20 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
21.
Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof;

nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
22.
Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each of the Parties and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

The Company KIRBY CORPORATION
By:	/s/ David W. Grzebinski
Name:	David W. Grzebinski
Title:	President and Chief Executive Officer

Signature Page to
Cooperation Agreement

JCP PARTIES JCP INVESTMENT PARTNERSHIP, LP
By:	JCP Investment Management, LLC Investment Manager
By:	/s/ James C. Pappas
Name:	James C. Pappas
Title:	Managing Member

JCP ASSET PARTNERSHIP VII, LP
By:	JCP Investment Management, LLC Investment Manager
By:	/s/ James C. Pappas
Name:	James C. Pappas
Title:	Managing Member

JCP INVESTMENT PARTNERS, LP
By:	JCP Investment Holdings, LLC General Partner
By:	/s/ James C. Pappas
Name:	James C. Pappas
Title:	Sole Member

JCP INVESTMENT HOLDINGS, LLC
By:	/s/ James C. Pappas
Name:	James C. Pappas
Title:	Sole Member

JCP INVESTMENT MANAGEMENT, LLC
By:	/s/ James C. Pappas
Name:	James C. Pappas
Title:	Managing Member

JAMES C. PAPPAS
By:	/s/ James C. Pappas

Signature Page to
Cooperation Agreement

Exhibit A

JCP Parties

Investor Shares of Common Stock Beneficially Owned

JCP Investment Partnership, LP 147,584

JCP Asset Partnership VII, LP 341,385

JCP Investment Partners, LP 488,969

JCP Investment Holdings, LLC 488,969

JCP Investment Management, LLC 625,494*

James C. Pappas 625,494*

*Includes 136,525 shares of Common Stock held in certain accounts separately managed by JCP Investment Management, LLC.

Exhibit B

Press Release

KIRBY CORPORATION

FOR IMMEDIATE RELEASE

Kirby Corporation Appoints Rocky B. Dewbre to Board of Directors

Enters into Cooperation Agreement with JCP Investment Management, LLC

HOUSTON – February 3, 2023 – Kirby Corporation (NYSE: KEX) (“Kirby” or “the Company”) today announced the appointment of Rocky B. Dewbre as a new independent member of the Company’s Board, effective immediately, pursuant to a cooperation agreement with Kirby shareholder JCP Investment Management, LLC (“JCP”). Following the appointment of Mr. Dewbre, the Kirby Board of Directors will expand to eleven directors, nine of whom are independent.

“We welcome Rocky to the Kirby Board of Directors,” said Joseph H. Pyne, Chairman of the Kirby Board of Directors. “Rocky brings additive expertise given his leadership and board service across sectors. With bright prospects for continued growth, Kirby is well positioned to grow profitably while providing high quality service and products.”

“Kirby has unique assets and capabilities that position the Company for long-term growth, and I am excited to join the Board at such an important time. I look forward to working with my fellow directors and the management team to continue driving shareholder value,” said Rocky B. Dewbre.

James C. Pappas, managing member of JCP, commented, “We appreciate the constructive dialogue we have had with Kirby’s Board and management team, and are impressed by the leadership position Kirby has built as a premier tank barge operator in the U.S. and as a distributor and service provider to industrial markets. We believe Rocky will be a strong addition to the Board and are excited about Kirby’s strong growth prospects and opportunities to deliver shareholder value, as well as the recent and continued share repurchases the Board has outlined.”

As part of the agreement JCP has agreed to customary standstill, voting and other provisions. The full agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report being filed today on Form 8-K.

Morgan Stanley & Co. LLC is serving as Kirby’s strategic financial advisor, and Cravath, Swaine & Moore LLP is serving as legal counsel.

About Rocky B. Dewbre

Since 2020, Mr. Dewbre has served as President and COO of Mansfield Service Partners, a motor fuels and lubricants distributor. From 2019 to 2021, Mr. Dewbre served on the board of directors and as a member of the audit and compensation committees of Core-Mark Holding Company, a grocery distribution company, until it was acquired by Performance Food Group Company in 2021. From 2017 to 2019, Mr. Dewbre served as CEO of Empire Petroleum Partners, LLC, a motor fuels distributor. From 2016 to 2017, Mr. Dewbre served on the board of directors and as a member of the audit committee for CST Brands, Inc., a convenience retailer, until the sale of the company to Alimentation Couche-Tard. From 2013 to 2014, Mr. Dewbre served as Chief Executive Officer of Susser Petroleum Partners, LP, a distributor of motor fuels, until it was acquired by Energy Transfer Partners in 2014. Prior to becoming CEO, Mr. Dewbre served in various leadership roles within Susser Petroleum Partners, LP from 1992 to 2013, including President and COO of two different operating divisions and Chief Financial Officer. From 1988 to 1992, Mr. Dewbre was an auditor and consultant with Deloitte & Touche, LLP.

Mr. Dewbre holds a bachelor’s degree in Accounting and Management Information Systems from Texas Tech University, and a master’s degree in Business Administration from the University of Texas at Austin. He is a registered Certified Public Accountant in Texas.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including, but not limited to, statements regarding the future, business plans and other statements that are not historical in nature are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. Maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions or dispositions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements, except as required by law. A list of additional risk factors can be found in Kirby’s Annual Report on Form 10-K for the year ended December 31, 2021 and in Kirby's subsequent filings on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.